Press Release #201709	FOR IMMEDIATE RELEASE	March 29, 2017

Enertopia Announces Lithium Carbonate Purity Testing Underway

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has been notified by the 3rd party laboratory that the Lithium Carbonate purity testing is underway on the four Lithium carbonate samples recently produced from the Genesis Water Technologies (GWT) bench tests. The third party laboratory is using Ion Chromatography to determine the precise purity in the submitted four Lithium carbonate samples.

The Company has expedited the time for testing the samples and believes it will have the purity results within two weeks.

Since the Company press release of the bench test recovery numbers on March 6, 2017 it has received several requests for further information from Lithium producers and other leaders in the Lithium space.

Enertopia looks forward to the results of the 3rd party independent laboratory testing to determine the purity of lithium carbonate product produced from processing of the 4 brine samples by GWT’s recovery process. Once these results have been received and reviewed by Enertopia and GWT, Enertopia will provide the outline for the next phase of development and selection process for the pilot plant location.

“Modern technology is revolutionizing Lithium production technology and potentially providing a much better way to recover lithium while protecting our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

About Enertopia

Enertopia is exploring a portfolio of three prospective lithium projects in Nevada and reviewing other mineral projects, while concurrently working with water purification technology partner GWT using patent pending technology that is believed able to recover Lithium from brine solutions.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release